AGREEMENT AND PLAN OF MERGER AND REORGANIZATION

                                 by and between

                          FIRST MIDWEST FINANCIAL, INC.

                                       and

                           CENTRAL WEST BANCORPORATION










                                  MAY 20, 1996




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                                TABLE OF CONTENTS


RECITALS

ARTICLE I

PLAN OF MERGER
      1.1     Merger; Surviving Corporation
      1.2     Effective Time of the Merger
      1.3     Merger
      1.4     Security State Bank Matters
      1.5     Closing
      1.6     Reservation of Right to Revise Transaction

ARTICLE II

REPRESENTATIONS, WARRANTIES AND COVENANTS OF CWB
      2.1     Organization and Authority
      2.2     Subsidiaries
      2.3     Capitalization
      2.4     Authorization
      2.5     CWB Financial Statements
      2.6     CWB Reports
      2.7     Properties and Leases
      2.8     Taxes
      2.9     Material Adverse Change
      2.10    Commitments and Contracts
      2.11    Litigation and Other Proceedings
      2.12    Insurance
      2.13    Compliance with Laws
      2.14    Labor
      2.15    Material Interests of Certain Persons
      2.16    Allowance for Loan Losses; Adjustments
      2.17    Employee Benefit Plans
      2.18    Conduct to Date
      2.19    Registration Statement; Regulatory Filings
      2.20    Registration Obligations
      2.21    Takeover Provisions Not Applicable
      2.22    Regulatory, Tax and Accounting Matters
      2.23    Brokers and Finders
      2.24    Accuracy of Information
      2.25    Community Reinvestment Act Compliance
      2.26    Governmental Approvals and Other Conditions
      2.27    Shareholder Agreement

ARTICLE III

REPRESENTATIONS, WARRANTIES AND COVENANTS OF FIRST MIDWEST
      3.1     Organization and Authority
      3.2     Capitalization of First Midwest
      3.3     Authorization
      3.4     First Midwest Statements
      3.5     First Midwest Reports
      3.6     Material Adverse Change
      3.7     Applications
      3.8     Brokers and FinderstionAct Compliance

      3.12    Compliance with Laws
      3.13    Governmental Approvals and Other Conditions

ARTICLE IV

CONDUCT OF BUSINESSES PRIOR TO THE EFFECTIVE TIME
      4.1     Conduct of Businesses Prior to the Effective Time
      4.2     Forbearances

ARTICLE V

ADDITIONAL AGREEMENTS
      5.1     Access and Information
      5.2     Regulatory Matters
      5.3     Current Information
      5.4     Agreements of Affiliates
      5.5     Expenses
      5.6     Miscellaneous Agreements and Consents
      5.7     Press Releases
      5.8     Takeover Provisions
      5.9     Third Parties
      5.10    Assistance of Third Parties
      5.11    Insurance Policy Claims
      5.12    Updated Schedules

ARTICLE VI

CONDITIONS
      6.1     Conditions to Each Party's Obligation to Effect the Merger
      6.2     Conditions to Obligations of CWB to Effect the Merger
      6.3     Conditions to Obligations of First Midwest to Effect the Merger

ARTICLE VII

TERMINATION, AMENDMENT AND WAIVER
      7.1     Termination
      7.2     Effect of Termination
      7.3     Amendment
      7.4     Severability

ARTICLE VIII

GENERAL PROVISIONS
      8.1     Non-Survival of Representations, Warranties and Agreements
      8.2     Notices
      8.3     Miscellaneous
       Exhibit A - Form of Shareholder Agreement
       Exhibit B - Accounting Guidelines
       Exhibit C - Legal Opinion of Silver,  Freedman & Taff, L.L.P.
       Exhibit D - Legal Opinion of Davis, Brown, Koehn, Shors and Roberts, P.C.

                 AGREEMENT AND PLAN OF MERGER AND REORGANIZATION

         THIS AGREEMENT AND PLAN OF MERGER AND REORGANIZATION (this "Agreement"), dated May 20, 1996, is by and between FIRST MIDWEST FINANCIAL, INC., a Delaware corporation ("First Midwest"), and CENTRAL WEST BANCORPORATION, an Iowa corporation ("CWB").

         A. First Midwest and CWB wish to provide for the terms and conditions of the following described business combination in which CWB will be merged with and into First Midwest (the "Merger"), resulting in Security State Bank ("Security State Bank"), a wholly owned first tier subsidiary of CWB, becoming a stand-alone first tier subsidiary of First Midwest.

         B. For federal income tax purposes, it is intended that the Merger shall qualify as a reorganization within the meaning of Section 368(a)(1)(A) of the Internal Revenue Code of 1986, as amended (the "Code") and this Agreement shall constitute a plan of reorganization pursuant to Section 368 of the Code.

         C. For accounting purposes, it is intended that the Merger shall be accounted for as a purchase.

         D.  The  parties   hereto  desire  to  make  certain   representations,
warranties, covenants and agreements in connection with the Merger and also to prescribe various conditions to the Merger.

         E. The shareholders of CWB (the "CWB Shareholders") have approved this Agreement and the Merger in accordance with the Iowa Act (as defined below). Concurrently with the execution and delivery of this Agreement, and as a condition and inducement to First Midwest's willingness to enter into this Agreement, each of the shareholders of CWB has executed and delivered the Shareholder Agreement in the form attached hereto as Exhibit A (the "Shareholder Agreement").

         Accordingly, and in consideration of the representations, warranties, covenants, agreements and conditions herein contained, the parties hereto agree as follows:
                                    ARTICLE I

                                 PLAN OF MERGER

         This Article I and the provisions hereof shall constitute the Plan of Merger between the parties under the Iowa Business Corporation Act (the "Iowa Act") and the Delaware General Corporation Law (the "DGCL").

         1.1 Merger; Surviving Corporation. Subject to the terms and conditions of this Agreement, and pursuant to the provisions of the DGCL and the Iowa Act, CWB shall be merged with and into First Midwest pursuant to the terms and conditions set forth herein. Upon the consummation of the Merger, the separate corporate existence of CWB shall cease and First Midwest shall continue as the surviving corporation. The name of First Midwest, as the surviving corporation of the Merger, shall remain "First Midwest Financial, Inc." From and after the Effective Time, First Midwest, as the surviving corporation of the Merger, shall possess all of the properties and rights and be subject to all of the liabilities and obligations of First Midwest and CWB, all as more fully described in the DGCL and the Iowa Act.

         1.2 Effective Time of the Merger. As soon as practicable after each of the conditions set forth in Article VI hereof have been satisfied or waived, the parties will file, or cause to be filed, with the Secretary of the States of Delaware and Iowa such certificate and articles of merger and other documents as they may deem necessary or appropriate for the Merger, which certificate and articles of merger and other documents shall in each case be in the form required by and executed in accordance with the applicable provisions of the DGCL and the Iowa Act, respectively. The Merger shall become effective at the time the certificate of merger for such merger is filed with the Secretary of State of Delaware and the articles of merger are filed with the Secretary of State of the State of Iowa (the "Effective Time").

         1.3 Merger.

                  (a) Conversion of CWB Stock. At the Effective Time, each share of common stock of CWB, $10.00 par value per share ("CWB Common Stock"), issued and outstanding immediately prior thereto shall, by virtue of the Merger and without any action on the part of the holder thereof, be converted into the right to receive the Per Share Merger Consideration as defined below. The Per Share Merger Consideration shall be payable as described in this Section 1.3, upon tender of the Certificates as provided for in Section 1.3(i) below after the Effective Time, without interest from the Effective Time to the time of payment. The Per Share Merger Consideration shall be payable to each CWB Shareholder directly or to an agent authorized to receive payment on behalf of such CWB Shareholder by a writing executed by such CWB Shareholder reasonably satisfactory to First Midwest.

                  (b) Merger Consideration. The term "Merger Consideration" shall mean an amount equal to the sum of (i) the product of 2.05 multiplied by the Bank Capital (as defined below), (ii) the Excess Capital (as defined below), if any, and (iii) the Holding Company Assets (as defined below), reduced by the Holding Company Liabilities (as defined below).

                  The term "Maximum Merger Consideration" shall mean an amount equal to the sum of (i) 25% of the Merger Consideration, plus (ii) (a) the quotient of 75% of the Merger Consideration divided by $23.00, multiplied by (b) the Maximum Average Price (as defined below).

                  The term "Minimum Merger Consideration" shall mean an amount equal to the sum of (i) 25% of the Merger Consideration, plus (ii) (a) the quotient of 75% of the Merger Consideration divided by $23.00, multiplied by (b) the Minimum Average Price (as defined below).

                  The term "Maximum Average Price" shall mean $25.30.

                  The term "Minimum Average Price" shall mean $20.70.

                  The term "Bank Capital" shall mean an amount equal to 8% of the lesser of (i) $30,750,000 or (ii) the average daily amount of the assets of Security State Bank during the most recent full calendar month prior to the Closing Date (as defined in Section 1.5 below).

                  The term "Excess Capital shall mean an amount equal to (i) the sum of the amounts of Security State Bank's capital stock, capital surplus and retained earnings as of the end of the most recent full calendar month prior to closing, Pre-Closing Earnings (as defined below) and the tax-affected amount of Excess Reserves (as defined below), if any, reduced by (ii) Required Additional Reserves (as defined below), if any, and reduced further by (iii) Bank Capital.

                  The term "Excess Reserves" shall mean an amount equal to the excess, if any, of the amount of Security State Bank's actual loan loss reserves as of the end of the most recent full calendar month prior to the Closing Date over Minimum Reserves.

                  The term "Minimum Reserves" shall mean an amount, determined as of the end of the most recent full calendar month prior to the Closing Date, equal to the sum of (i) $75,000, (ii) except with respect to loans subject to Financial Accounting Standard No. 114 ("FAS 114"),
         (a) 1% of the amount of Security State Bank's loan portfolio exclusive of loans classified as substandard, doubtful and loss, (b) 15% of the amount of Security State Bank's assets classified substandard, (c) 50% of the amount of Security State Bank's assets classified doubtful, (d) 100% of the amount of Security State Bank's assets classified loss, and
         (e) 2% of the amount of Security State Bank's assets listed on its watch list; and (iii) with respect to Security State Bank's loans subject to FAS 114, the amount of reserves required pursuant to FAS
         114. All classifications of assets as substandard, doubtful and loss shall be in accordance with the DOS Manual of Examination Policies of the Federal Deposit Insurance Corporation ("FDIC") and assets shall be included on Security State Bank's watch list consistent with its past practice. Prior to the determination of Minimum Reserves, Security State Bank shall obtain First Midwest's concurrence as to Security State Bank's classification of assets as substandard, doubtful and loss, as to the listing of assets on its watch list and as to loans subject to FAS 114 and the amount of reserves required pursuant to FAS 114 with respect to such loans.

                  The term "Required Additional Reserves" shall mean an amount equal to the excess, if any, of Minimum Reserves over the amount of Security State Bank's actual loan loss reserves as of the end of the most recent full calendar month prior to the Closing Date.

                  The term "Holding Company Assets" shall mean the amount of CWB's assets, other than its investment in Security State Bank, as of the day prior to the Closing Date.

                  The term "Holding Company Liabilities" shall mean the amount of CWB's liabilities, including, without limitation, (i) interest at the contractual rate through the day prior to the Closing Date with respect to CWB's interest-bearing liabilities and (ii) the amount of CWB's reasonable expenses relating to this Agreement and the transactions contemplated thereby which are payable to third parties.

                  The term "Pre-Closing Earnings" shall mean:

                           (i) If the Closing  Date  occurs  prior to January 1,
                  1997, the sum of Security State Bank's net after-tax earnings for the period commencing on January 1, 1996 and concluding on the last day of the most recent full calendar month prior to the Closing Date plus the product of (a) Security State Bank's daily average net after-tax earnings for such period multiplied by (b) the number of calendar days during the period commencing on the first day of the month in which the Closing Date occurs and concluding on the day prior to the Closing Date.

                           (ii) If the Closing  Date occurs  after  December 31,
                  1996 but prior to February 1, 1997, the product of (a) Security State Bank's daily average net after-tax earnings for the calendar year 1996 multiplied by (b) the number of days during the period commencing on January 1, 1997 and concluding on the day prior to the Closing Date.

                           (iii) If the Closing  Date occurs on February 1, 1997
                  or later, the sum of Security State Bank's net after-tax earnings for the full calendar month or months in 1997 prior to the Closing Date plus the product of (a) Security State Bank's daily average net after-tax earnings for the full calendar month or months in 1997 prior to the Closing Date multiplied by (b) the number of days during the period commencing on the first day of the month in which the Closing Date occurs and concluding on the day prior to the Closing Date.

                  With respect to all terms defined in this Section 1.3(b), amounts of capital stock, capital surplus, retained earnings, assets, liabilities, net after-tax earnings and the tax-affected amount of Excess Reserves shall be calculated in accordance with generally accepted accounting principles ("GAAP"), except that, with respect to Pre-Closing Earnings, notwithstanding the provisions of GAAP, (i) all unused vacation and sick pay and accruals for customary annual bonuses (pro-rated monthly) shall be expensed or otherwise deducted from income in the calculation thereof; and (ii) the guidelines set forth in Exhibit B shall be observed.

                  (c) Per Share Merger Consideration. The term "Per Share Merger Consideration" shall mean:

                           (i) if the  Average  Pre-Closing  Price  (as  defined
                  below) is less than or equal to the Maximum Average Price, and greater than or equal to the Minimum Average Price, an amount equal to the quotient of the Merger Consideration divided by 72,750;

                           (ii) if the Average Pre-Closing Price is greater than
                  the Maximum Average Price, an amount equal to the quotient of the Maximum Merger Consideration divided by 72,750; or

                           (iii) if the Average  Pre-Closing  Price is less than
                  the Minimum Average Price, an amount equal to the quotient of the Minimum Merger Consideration divided by 72,750.

                  The term "Average Pre-Closing Price" shall mean the mid-point of the average closing bid price and the average closing ask price of a share of the common stock of First Midwest, par value $.01 per share (the "First Midwest Common Stock") on the NASDAQ National Market System for the ten consecutive trading days ending on the date that is five trading days prior to the Closing Date.

                  Except as provided in Sections 1.3(d) and 1.3(e) below, the Per Share Merger Consideration shall be payable to each CWB Shareholder 75% in shares of First Midwest Common Stock and 25% in cash.

                  (d) Maximum Number of Shares of First Midwest Common Stock. Notwithstanding the provisions of Section 1.3(c) above, First Midwest shall issue no more than 190,000 shares (the "Maximum Shares") of First Midwest Common Stock. In the event that the foregoing sentence limits the number of shares of First Midwest Common Stock to be issued in the Merger, then the Per Share Merger Consideration shall be payable to each CWB Shareholder as follows. Each CWB Shareholder shall receive (i) a number of shares of First Midwest Common Stock equal to the product of 190,000 (or the number of shares equal to the Maximum Shares if the Maximum Shares are adjusted pursuant to Section 1.3(f) below) multiplied by a fraction the numerator of which is the number of shares set forth next to such CWB Shareholder's name on Appendix A of the Shareholder Agreement and the denominator of which is 72,750, and (ii) an amount of cash equal to the excess of the Per Share Merger Consideration over the product of such number of shares multiplied by the Average Pre-Closing Price; provided that in the event that the market value of the shares of First Midwest Common Stock to be paid to the CWB Shareholders would not exceed 50% of the market value at the Effective Time of the shares of First Midwest Common Stock and cash paid in the Merger, then (i) CWB agrees to waive the condition set forth in Section 6.1(c) of this Agreement, and (ii) notwithstanding any other provisions of this Agreement, CWB shall have the right to require First Midwest to pay the Per Share Merger Consideration to all CWB Shareholders entirely in cash.

                  (e) No Fractional Shares. Notwithstanding any other provision of this Agreement, neither certificates nor scrip for fractional shares of First Midwest Common Stock shall be issued in the Merger. Each holder who otherwise would have been entitled to a fraction of a share of First Midwest Common Stock shall receive in lieu thereof cash in an amount determined by multiplying the fractional share interest to which such holder would otherwise be entitled by (a) $23.00, if the Average Pre-Closing Price is less than or equal to the Maximum Average Price and greater than or equal to the Minimum Average Price, or (b) the Average Pre-Closing Price, if the Average Pre-Closing Price is greater than the Maximum Average Price or less than the Minimum Average Price. No such holder shall be entitled to dividends, voting rights or any other rights in respect of any fractional share interest.

                  (f) Adjustments for Stock Split, Etc. In the event that, subsequent to the date of this Agreement but prior to the Effective Time (as defined below), there occurs a reclassification, recapitalization, stock dividend, stock split or reverse stock split with respect to the outstanding shares of First Midwest Common Stock, a conversion of the outstanding shares of First Midwest Common Stock into any other securities, or the establishment of a date during such period as the record date for determining holders of First Midwest Common Stock with respect to any of the foregoing, then the Minimum Average Price and the Maximum Average Price shall be adjusted accordingly, and the Maximum Shares shall be adjusted to a number of shares (rounded to the nearest whole number) which is 9.6% of the number of shares of First Midwest Common Stock outstanding immediately after such event occurs.

                  (g) Rights of CWB Shareholders. At the Effective Time, the holders of certificates representing shares of CWB Common Stock shall cease to have any rights as shareholders of CWB, except such rights, if any, as they may have pursuant to the Iowa Act. Except as provided herein, until certificates representing shares of CWB Common Stock are tendered for exchange, each such certificate shall, after the Effective Time, represent for all purposes only the right to receive the number of whole shares of First Midwest Common Stock and cash into which their shares of CWB Common Stock shall have been converted by the Merger and the right to receive the cash amount in lieu of any fraction of a share of First Midwest Common Stock as provided above.

                  (h) Reservation of Shares. Prior to the Effective Time, the Board of Directors of First Midwest shall reserve for issuance a sufficient number of shares of First Midwest Common Stock for the purpose of issuing its shares to CWB's shareholders in accordance herewith.

                  (i)      Exchange of CWB Common Stock

                           (i) As  soon  as  reasonably  practicable  after  the
                  Effective Time, holders of record of certificates formerly representing shares of CWB Common Stock (the "Certificates") shall tender such Certificates to First Midwest, appropriately endorsed or accompanied by such instruments of transfer as First Midwest may reasonably require.

                           (ii) After the Effective Time, each holder of a Certificate that so tenders such Certificate to First Midwest shall, upon acceptance thereof by First Midwest, be entitled to the Per Share Merger Consideration payable in respect of the shares represented thereby.

                           (iii) Until duly  surrendered to First Midwest,  each
                  outstanding Certificate shall be deemed to evidence the right to receive the Per Share Merger Consideration in respect of the shares represented thereby.

                           (iv) After the Effective Time, holders of Certificates shall cease to have rights with respect to the CWB Common Stock previously represented by such Certificates, and their sole rights shall be to exchange such Certificates for the Per Share Merger Consideration in respect of the shares represented thereby. After the Effective Time, there shall be no further transfer on the records of CWB of Certificates, and if such Certificates are presented to CWB for transfer, they shall be canceled against delivery of the Per Share Merger Consideration in respect of the shares represented thereby. First Midwest shall not be obligated to deliver the Per Share Merger Consideration to any holder of CWB Common Stock until such holder tenders the Certificates as provided herein. No dividends declared will be remitted to any person entitled to receive First Midwest Common Stock under this Agreement until such person surrenders the Certificate representing the right to receive such First Midwest Common Stock, at which time such dividends shall be remitted to such person, without interest and less any taxes that may have been imposed thereon. Certificates tendered for exchange by any person shall not be exchanged for certificates representing

                  First Midwest Common Stock unless such person is a party to the Shareholder Agreement. No party to this Agreement nor any affiliate thereof shall be liable to any holder of CWB Common Stock represented by any Certificate for any consideration paid to a public official pursuant to applicable abandoned property, escheat or similar laws. First Midwest shall be entitled to rely upon the stock transfer books of CWB to establish the identity of those persons entitled to receive the consideration specified in this Agreement, which books shall be conclusive with respect thereto. In the event of a dispute with respect to ownership of stock represented by any Certificate, First Midwest shall be entitled to deposit any consideration in respect thereof in escrow with an independent third party and thereafter be relieved with respect to any claims thereto.

                  (j) Certificate of Incorporation and Bylaws of the Surviving Corporation. The Certificate of Incorporation and bylaws of First Midwest, as in effect immediately prior to the Effective Time, shall be the Certificate of Incorporation and bylaws of First Midwest, as the surviving corporation of the Merger, until either is thereafter amended in accordance with applicable law.

                  (k) Directors and Officers of the Surviving Corporation. The directors and officers of First Midwest immediately prior to the Effective Time shall be the directors and officers of First Midwest, as the surviving corporation of the Merger, until their respective successors shall be duly elected and qualified or otherwise duly selected.

         1.4 Security State Bank Matters. CWB shall cause the present directors of Security State Bank, except its President, to resign as of the Effective Time and First Midwest shall then elect as directors of Security State Bank the persons who are serving as directors of its wholly owned subsidiary, First Federal Savings Bank of the Midwest ("First Federal").

         1.5 Closing. Subject to the provisions of Article VI hereof, the closing of the transactions contemplated by this Agreement (the "Closing") shall take place on a day designated by First Midwest reasonably practicable after satisfaction or waiver of all of the conditions to Closing, at such location as is mutually agreed to by First Midwest and CWB. The date on which the Closing actually occurs is herein referred to as the "Closing Date."

         1.6 Reservation of Right to Revise Transaction. First Midwest shall have the unilateral right to change the method of structuring the Merger, to the extent permitted by applicable law and to the extent it deems such change to be desirable; provided, however, that no such change shall (a) alter or change the amount or kind of the Merger Consideration, (b) materially impede or delay the consummation of the Merger or (c) adversely affect the tax treatment of CWB shareholders as a result of receiving the Merger Consideration, First Midwest may exercise this right of revision by giving written notice thereof in the manner provided in Section 8.2 of this Agreement.

                                   ARTICLE II

                REPRESENTATIONS, WARRANTIES AND COVENANTS OF CWB

         CWB represents and warrants to and covenants with First Midwest as follows:

         2.1 Organization and Authority. CWB is a corporation duly organized, validly existing and in good standing under the laws of the State of Iowa, is duly qualified to do business and is in good standing in all jurisdictions where its ownership or leasing of property or the conduct of its business requires it to be so qualified, except where the failure to be so qualified would not have a material adverse effect on the financial condition, assets, deposit liabilities, results of operations or business (collectively, the "Condition") of CWB and the CWB Subsidiaries, taken as a whole, and has the corporate power and authority to own its properties and assets and to carry on its business as it is now being conducted. The term "Subsidiary" when used with respect to any party means any entity (including without limitation any corporation, partnership, joint venture or other organization, whether incorporated or unincorporated) which is or may be consolidated with such party for financial reporting purposes. CWB is registered as a bank holding company under the Bank Holding Company Act of 1956, as amended ("BHCA"). True and complete copies of the Articles of Incorporation and Bylaws of CWB and of the Articles of Incorporation and Bylaws of Security State Bank, each as in effect on the date of this Agreement, together with all amendments thereto, are set forth in Schedule 2.1 hereto.

         2.2 Subsidiaries. Set forth in Schedule 2.2 is a complete and correct list of all Subsidiaries of CWB (each a "CWB Subsidiary" and collectively the "CWB Subsidiaries"). Other than the CWB Subsidiaries, there are no entities in which CWB has a two percent or greater direct or indirect equity or ownership interest. All outstanding Equity Securities (as defined in Section 2.3) of each CWB Subsidiary are owned directly or indirectly by CWB. All of the outstanding shares of capital stock of the CWB Subsidiaries are validly issued, fully paid and nonassessable and are owned directly or indirectly by CWB free and clear of any lien, claim, charge, option, encumbrance, agreement, mortgage, pledge, security interest, restriction or rights of third parties (each a "Lien") with respect thereto. Each of the CWB Subsidiaries is a corporation, state bank, or other entity duly incorporated or organized, validly existing, and in good standing under the laws of its jurisdiction of incorporation or organization, and has the corporate power and authority to own or lease its properties and assets and to carry on its business as it is now being conducted. Each of the CWB Subsidiaries is duly qualified to do business in each jurisdiction where its ownership or leasing of property or the conduct of its business requires it so to be qualified, except where the failure to be so qualified, individually or in the aggregate, would not have a material adverse effect on the Condition of CWB and the CWB Subsidiaries, taken as a whole. Except as set forth on Schedule 2.2, CWB does not own beneficially, directly or indirectly, any shares of any class of Equity Securities or similar interests of any corporation, trust company, bank, business trust, association or similar organization. Security State Bank is a state bank chartered by the State of Iowa. The deposits of Security State Bank are insured up to applicable limits by the Bank Insurance Fund ("BIF") of the Federal Deposit Insurance Corporation (the "FDIC").

         2.3      Capitalization.

                  (a) The authorized capital stock of CWB consists of 100,000 shares of CWB Common Stock, par value $10.00 per share of which, as of the date hereof, 72,750 shares are issued and outstanding and 825 shares are held in the treasury of CWB. The issued and outstanding shares of CWB Common Stock comprise all of the outstanding Equity Securities issued by CWB. "Equity Securities" of an issuer means capital stock or other equity securities of such issuer, options, warrants, scrip, rights to subscribe to, calls or commitments of any character whatsoever relating to, or securities or rights convertible into, shares of any capital stock or other equity securities of such issuer, or contracts, commitments, understandings or arrangements by which such issuer is or may become bound to issue additional shares of its capital stock or other equity securities of such issuer, or options, warrants, scrip or rights to purchase, acquire, subscribe to, calls on or commitments for any shares of its capital stock or other equity securities. All of the issued and outstanding shares of CWB Common Stock are validly issued, fully paid and nonassessable, and have not been issued in violation of any preemptive right of any shareholder of CWB.

                  (b) The authorized capital stock of Security State Bank consists of 30,000 shares of common stock, par value $20.00 per share, of which 15,000 shares are issued and outstanding and held by CWB. Such shares comprise all of the outstanding Equity Securities of Security State Bank. All of the issued and outstanding shares of the common stock of Security State Bank are validly issued, fully paid and nonassessable, and have not been issued in violation of any preemptive right of any shareholder of Security State Bank.

         2.4      Authorization.

                  (a) CWB has the corporate power and authority to enter into this Agreement and to carry out its obligations hereunder. The only shareholder vote required for CWB to approve this Agreement and the Merger is the vote required under Iowa Code Section 490.1103. The execution, delivery and performance of this Agreement by CWB and the consummation by CWB of the transactions contemplated hereby have been duly authorized by the Board of Directors of CWB and approved by the shareholders of CWB. Subject to the receipt of such approvals of Regulatory Authorities (as defined in Section 2.6) as may be required by statute or regulation, this Agreement is a valid and binding obligation of CWB enforceable against CWB in accordance with its terms, subject as to enforcement to bankruptcy, insolvency and other similar laws of general applicability affecting creditors' rights and to general equity principles.

                  (b) Neither the execution, delivery or performance by CWB of this Agreement, nor the consummation by CWB of the transactions contemplated hereby, nor compliance by CWB with any of the provisions hereof, will (i) violate or conflict with any term, condition or provision of the articles of incorporation and bylaws of CWB or any CWB Subsidiary, (ii) violate, conflict with, or result in a breach of any provisions of, or constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) under, or result in the termination of, or accelerate the performance required by, or result in a right of termination or acceleration of, or result in the creation of any Lien upon any of the properties or assets of CWB or any CWB Subsidiary under any of the terms, conditions or provisions of, any note, bond, mortgage, indenture, deed of trust, license, lease, agreement or other instrument or obligation to which CWB or any CWB Subsidiary is a party or by which it may be bound, or to which CWB or any CWB Subsidiary or any of their properties or assets may be subject, or (iii) subject to compliance with the statutes and regulations referred to in subsection (c) of this Section 2.4, to the best knowledge of the senior officers and directors of CWB (the "Best
         Knowledge of CWB"), violate any judgment, ruling, order, writ, injunction, decree, statute, rule or regulation applicable to CWB or any CWB Subsidiary or any of their respective properties or assets.

                  (c) Other than in connection or in compliance with the provisions of the DGCL, the Iowa Act, or filings, consents, reviews, authorizations, approvals or exemptions required under, the BHCA and the Iowa Banking Act and regulations under such statutes, no notice to, filing with, exemption or review by, or authorization, consent or approval of, any public body or authority or third party is necessary on the part of CWB or any CWB Subsidiary for the consummation of the transactions contemplated by this Agreement.

         2.5 CWB Financial Statements. Except as disclosed on Schedule 2.5, the CWB Historical Balance Sheet, CWB Historical Income Statement, CWB Historical Statement of Cash Flows, Security State Bank Historical Balance Sheet, Security State Bank Historical Income Statement and Security State Bank Historical Statement of Assets and Loan to Deposit Ratio, all as provided to First Midwest in the CWB Bid Information Materials, dated February 13, 1996, the Annual Report of Bank Holding Companies - FR Y-6 as of the close of business December 31, 1995 filed by CWB, and the Consolidated Reports of Condition and Income for a Bank With Domestic Offices Only and Total Assets of Less than $100 Million - FFIEC 034 filed by Security State Bank, for the period ended March 31, 1996 (collectively, the "CWB Financial Statements"), have been prepared in accordance with generally accepted accounting principles applied on a consistent basis ("GAAP"), present fairly the financial position of the entities indicated therein at the dates indicated therein and are derived from the books and records of CWB and the CWB Subsidiaries, which are complete and accurate in all material respects and have been maintained since August 10, 1988 in accordance with good business practices. Neither CWB nor any of the CWB Subsidiaries has any material contingent liabilities that are not described in the CWB Financial Statements.

         2.6  CWB  Reports.  Since  August  10,  1988,  each  of CWB and the CWB
Subsidiaries has filed all material reports, registrations and statements, together with any required material amendments thereto, that it was required to file with (i) the Superintendent of Banking of the State of Iowa (the "Superintendent"), (ii) the Board of Governors of the Federal Reserve System (the "FRB"), (iii) the FDIC, and (iv) any other federal, state, municipal, local or foreign government, securities, banking, other governmental or regulatory authority and the agencies and staffs thereof (the entities in the foregoing clauses (i) through (iv) together with the Office of Thrift Supervision ("OTS") being referred to herein collectively as the "Regulatory Authorities" and individually as a "Regulatory Authority"). All such reports and statements filed with any such Regulatory Authority are collectively referred to herein as the "CWB Reports." As of its respective date, each CWB Report complied in all material respects with all of the rules and regulations promulgated by the applicable Regulatory Authority and did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

         2.7 Properties and Leases. Except (i) as may be reflected in the CWB Financial Statements, (ii) any Lien for current taxes not yet delinquent and
(iii) with respect to assets classified as other real estate owned, CWB and the CWB Subsidiaries have good and marketable title free and clear of any material Lien to all the real and personal property reflected in the CWB and Security

State Bank Historical Balance Sheets (described above) as of December 31, 1995 and, in each case, all real and personal property acquired since such date, except such real and personal property as has been disposed of since such date for fair value in the ordinary course of business. All leases material to CWB or any CWB Subsidiary, pursuant to which CWB or any CWB Subsidiary is a lessee or lessor of real or personal property, are valid and effective in accordance with their respective terms, and there is not, under any of such leases, any material existing default by CWB or any CWB Subsidiary or any event which, with notice or lapse of time or both, would constitute a material default by CWB or any CWB Subsidiary. Except as disclosed on Schedule 2.7, all of CWB's and the CWB Subsidiaries' buildings, structures and equipment in regular use have been well maintained and are in good and serviceable condition, normal wear and tear excepted. None of the buildings, structures and equipment of CWB or any CWB Subsidiary violates or fails to comply with any applicable health, fire, environmental, safety, zoning or building laws or ordinances or any restrictive covenant pertaining thereto.

         2.8 Taxes. Since August 10, 1988 (and to the Best Knowledge of CWB, at all times prior thereto), CWB and each CWB Subsidiary have timely (including extensions) filed all required tax returns and reports, and they will timely (including extensions) file all tax returns and reports required to be filed at or prior to the Closing Date ("CWB's Returns"). Each of CWB and the CWB
Subsidiaries has paid, or set up adequate reserves on the CWB Financial Statements for the payment of, all taxes required to be paid or accrued in respect of the periods covered by such returns and reports. Neither CWB nor any CWB Subsidiary will have any material liability for any such taxes in excess of the amounts so paid or reserves so established and no deficiencies for any tax, assessment or governmental charge have been proposed, asserted or assessed (tentatively or definitely) against CWB or any CWB Subsidiary which would not be covered by existing reserves. Neither CWB nor any CWB Subsidiary is delinquent in the payment of any tax, assessment or governmental charge, nor has it requested any extension of time within which to file any tax returns or reports which have not since been filed and no requests for waivers of the time to assess any tax are pending. The federal income tax returns of CWB and the CWB Subsidiaries have not been audited by the Internal Revenue Service (the "IRS") since August 10, 1988. The state income tax returns of CWB and the CWB
Subsidiaries have not been audited during the past seven years. There is no deficiency or refund litigation or matter in controversy with respect to CWB's Returns. Neither CWB nor any CWB Subsidiary (i) has extended or waived any statute of limitations on the assessment of any tax due; (ii) is a party to any agreement providing for the allocation or sharing of taxes (other than the allocation of federal income taxes as provided by regulation 1.1552-1(a)(1) under the Code); (iii) is required to include in income any adjustment pursuant to Section 481(a) of the Code, by reason of a voluntary change in accounting method (nor to the Best Knowledge of CWB has the IRS proposed any such adjustment or change of accounting method); or (iv) has filed a consent pursuant to Section 341(f) of the Code or agreed to have Section 341(f)(2) of the Code apply.

         2.9 Material Adverse Change. Except as set forth on Schedule 2.9, since April 30, 1996, there has been no material adverse change in the Condition of CWB and the CWB Subsidiaries, taken as a whole, except as may have resulted or may result from changes to laws and regulations, generally accepted accounting principles or regulatory accounting principles or changes in economic conditions applicable to depository institutions generally.

         2.10     Commitments and Contracts.

                  (a) Except as set forth in Schedule 2.10, neither CWB nor any CWB Subsidiary is a party or subject to any of the following (whether written or oral, express or implied):

                           (i) any agreement,  arrangement or commitment (A) not
                  made in the ordinary course of business, (B) by virtue of which the consent or approval of any third party (other than Regulatory Authorities) is required for or in connection with the execution, delivery and performance of this Agreement or the consummation of the Merger or (C) pursuant to which CWB or any of the CWB Subsidiaries is or may become obligated to invest in or contribute capital to any CWB Subsidiary or any other entity;

                           (ii) any agreement, indenture or other instrument not
                  disclosed  in the CWB  Financial  Statements  relating  to the borrowing of money by CWB or any CWB Subsidiary or the guarantee by CWB or any CWB Subsidiary of any such obligation (other than trade payables or instruments related to transactions entered into in the ordinary course of business by Security State Bank, such as deposits, Fed Funds borrowings, FHLB advances and repurchase agreements);

                           (iii) any contract,  agreement or understanding  with
                  any labor union or collective bargaining organization;

                           (iv) any contract  containing  covenants  which limit
                  the ability of CWB or any CWB Subsidiary to compete in any line of business or with any person or containing any restriction of the geographical area in which, or method by which, CWB or any CWB Subsidiary may carry on its business
                  (other than as may be required by law or any applicable Regulatory Authority);

                           (v) any off-balance sheet financial instruments, including without limitation letters of credit, unfunded commitments (other than unfunded commitments made in the ordinary course of business and consistent with past practice) and derivative financial instruments; or

                           (vi) any contract or agreement (A) that has a remaining term as of the date hereof in excess of six months,
                  (B) is not terminable by CWB or any CWB Subsidiary on 30 or fewer days' notice without penalty or premium and (C) involves a monetary obligation on the part of CWB or any CWB Subsidiary in excess of $10,000.00.

                  (b) Neither CWB nor any CWB Subsidiary is in violation of its organizational documents or bylaws or in material default under any agreement, commitment, arrangement, lease, insurance policy, or other instrument, whether entered into in the ordinary course of business or otherwise and whether written or oral, and there has not occurred any event that, with the lapse of time or giving of notice or both, would constitute such a material default.

         2.11  Litigation  and  Other  Proceedings.  Other  than as set forth on
Schedule 2.11, there is no claim, action, suit, investigation or proceeding, pending or, to the Best Knowledge of CWB, threatened against CWB or any CWB Subsidiary, nor are any of them subject to any order, judgment or decree, except for matters which do not involve a claim for damages for more than $10,000.00, but not excepting any actions, suits or proceedings which request non-monetary relief or purport or seek to enjoin or restrain the transactions contemplated by this Agreement. Without limiting the generality of the foregoing, except as set forth on Schedule 2.11 there are no actions, suits, protests or proceedings pending or, to the Best Knowledge of CWB, threatened against CWB or any CWB Subsidiary or any of their respective officers or directors by any shareholder of CWB or any CWB Subsidiary (or by any former shareholder of CWB or any CWB Subsidiary relating to or arising out of such person's status as a shareholder or former shareholder) or involving claims under federal or state banking or securities laws, the Community Reinvestment Act of 1977 (the "CRA") or the fair lending laws.

         2.12 Insurance. Set forth on Schedule 2.12 is a list of all insurance policies (excluding policies maintained on one- to four-family residential properties acquired through foreclosure or on properties in which neither CWB nor any CWB Subsidiary have any interest other than as collateral for mortgage loans held by Security State Bank) maintained by or for the benefit of CWB or any of the CWB Subsidiaries or their respective directors, officers, employees or agents. Neither CWB nor any of the CWB Subsidiaries has, during the past two years, had an insurance policy canceled or been denied insurance coverage for which any of such companies has applied. To the best knowledge of CWB, there is no pending or potential claim, suit, action, investigation or proceeding pursuant to which any director or officer of CWB or any of the CWB Subsidiaries may be liable.

         2.13     Compliance with Laws.

                  (a) CWB and each of the CWB Subsidiaries have all material permits, licenses, authorizations, orders and approvals of, and have made all material filings, applications and registrations with, all Regulatory Authorities that are required in order to permit them to own or lease their properties and assets and to carry on their business as presently conducted; all such permits, licenses, authorizations, orders and approvals are in full force and effect; and, to the Best Knowledge of CWB, no suspension or cancellation of any of them is threatened and all such filings, applications and registrations are current.

                  (b) (i) Each of CWB and the CWB Subsidiaries has complied with all laws, regulations and orders (including without limitation zoning ordinances, building codes, the Employee Retirement Income Security Act of 1974 ("ERISA"), and securities, tax, environmental, civil rights, and occupational health and safety laws and regulations (and including without limitation, in the case of Security State Bank, all statutes, rules, regulations and policy statements pertaining to the conduct of a banking, deposit-taking, lending or related business) and governing instruments applicable to them and to the conduct of their business, except such noncompliance as, individually and in the aggregate, would not have a material adverse effect on the Condition of CWB and the CWB Subsidiaries, taken as a whole, and Security State Bank has not engaged in any activities which would cause it to be subject to Division X of Iowa Code Section 524, and

                           (ii) neither CWB nor any CWB Subsidiary is in default
                  under, and no event has occurred which, with the lapse of time or notice or both, could result in a default under, the terms of any judgment, order, writ, decree, permit, or license of any Regulatory Authority, other administrative agency or court, whether federal, state, municipal, or local and whether at law or in equity. Except that to the best knowledge of the directors and officers and CWB and Security State Bank (without investigation), Security State Bank's office properties located in Casey and Menlo, Iowa, are not contaminated by and do not contain any lead-based paint, radon or asbestos, nor has any such substance been stored, disposed of or placed on such property, nor used in the construction thereof, and except as set forth in Schedule 2.13B, neither CWB nor any CWB Subsidiary is subject to or reasonably likely to incur any liability as a result of its past or present ownership, operation, or use of any Property (as defined below) of CWB or any CWB Subsidiary (whether directly or, to the Best Knowledge of CWB, as a consequence of such Property being collateral for any loan or investment made by CWB or any CWB Subsidiary) (A) that is contaminated by or contains any hazardous waste, toxic substance, or related materials, including without limitation asbestos, PCBs, pesticides, herbicides, and any other substance or waste that is hazardous to human health or the environment (collectively, a "Toxic Substance") or (B) on which any Toxic Substance has been stored, disposed of, placed, or used in the construction thereof; and which, in any such case or in the aggregate, reasonably could be expected to have a material adverse effect on the Condition of CWB and the CWB Subsidiaries, taken as a whole. "Property" of a person shall include all property (real or personal) owned, leased or controlled by such person, including without limitation property under foreclosure, property held by such person or any Subsidiary of such person in its capacity as a trustee and property in which any venture capital or similar unit of such person or any Subsidiary of such person has an interest. No claim, action, suit, or proceeding is pending against CWB or any CWB Subsidiary relating to Property of CWB or any CWB Subsidiary before any court, administrative agency or arbitration tribunal relating to Toxic Substances, pollution, or the environment, and there is no outstanding judgment, order, writ, injunction, decree, or award against or affecting CWB or any CWB Subsidiary with respect to the same. Except for statutory or regulatory restrictions of general application or as set forth in
                  Schedule 2.13B, no Regulatory Authority has currently in effect any restriction on the business of CWB or any CWB Subsidiary.

                  (c) Since August 10, 1988, except as set forth in Schedule 2.13C, neither CWB nor any CWB Subsidiary has received any notification or communication as to any matter which has not been resolved from any Regulatory Authority (i) asserting that CWB or any CWB Subsidiary is not in substantial compliance with any of the statutes, regulations or ordinances that such Regulatory Authority enforces, (ii) threatening to revoke any license, franchise, permit or governmental authorization that is material to the Condition of CWB and the CWB Subsidiaries, taken as a whole, including without limitation Security State Bank's status as an insured depository institution under the Federal Deposit

         Insurance Act ("FDIA"), (iii) requiring or threatening to require CWB or any of the CWB Subsidiaries, or indicating that CWB or any of the CWB Subsidiaries may be required, to enter into any order, agreement or memorandum of understanding or any other agreement restricting or limiting or purporting to direct, restrict or limit in any manner the operations of CWB or any of the CWB Subsidiaries, including without limitation any restriction on the payment of dividends. Except as set forth in Schedule 2.13B or C and specifically noted therein, no such order, agreement, memorandum of understanding or other agreement or directive is currently in effect.

                  (d) Neither CWB nor any CWB Subsidiary is required by Section 32 of the FDIA or under Iowa law to give prior notice to any federal banking agency of the proposed addition of an individual to its board of directors or the employment of an individual as a senior executive officer.

         2.14 Labor. No work stoppage involving CWB or any CWB Subsidiary is pending or, to the Best Knowledge of CWB, threatened. Neither CWB nor any CWB Subsidiary is involved in, or, to the Best Knowledge of CWB, threatened with or affected by, any labor dispute, arbitration, lawsuit or administrative proceeding which reasonably could be expected to have a material adverse effect on the Condition of CWB and the CWB Subsidiaries, taken as a whole. No employees of CWB or any CWB Subsidiary are represented by any labor union or any collective bargaining organization.

         2.15     Material Interests of Certain Persons.

                  (a) Except as set forth in Schedule 2.15A, to the Best Knowledge of CWB, no officer or director of CWB or any CWB Subsidiary, or any "associate," as such term is defined in Rule 14a-1 under the Securities Exchange Act of 1934 (the "Exchange Act"), of any such officer or director, has any material interest in any material contract or property (real or personal, tangible or intangible), used in or pertaining to the business of CWB or any CWB Subsidiary, which in the case of CWB would be required to be disclosed by Item 404 of Regulation S-B promulgated by the SEC if CWB were a reporting company or in the case of any CWB Subsidiary would be required to be so disclosed if such CWB Subsidiary had a class of securities registered under Section 12 of the Exchange Act.

                  (b) Except as set forth in Schedule 2.15B, there are no loans in excess of $10,000.00 from CWB or any CWB Subsidiary to any present officer, director, employee or any associate or related interest of any such person which was or would be required under any rule or regulation to be approved by or reported to CWB's or any CWB Subsidiary's Board of Directors ("Insider Loans"). All outstanding Insider Loans from CWB or any CWB Subsidiary were approved by or reported to the appropriate board of directors in accordance with applicable law and regulations.

         2.16     Allowance for Loan Losses; Adjustments.

                  (a) The allowances for loan losses contained in the CWB Financial Statements as of March 31, 1996 were established in accordance with the past practices and experiences of CWB and the CWB Subsidiaries, are in compliance with the requirements of GAAP and the rules, regulations and policies of the FRB, the Superintendent and the FDIC and are, in the opinion of management of CWB, adequate to provide for possible losses on loans (including without limitation accrued interest receivable) and credit commitments (including without limitation stand-by letters of credit) outstanding as of the date thereof.

                  (b) CWB agrees that, at the request of First Midwest, it shall make such adjustments, and shall cause Security State Bank to make such adjustments, to the values of its or Security State Bank's assets and liabilities, and take such reserves and accruals, as First Midwest may reasonably request from time to time in order to cause such values, reserves and accruals to conform to GAAP.

         2.17     Employee Benefit Plans.

                  (a) Schedule 2.17A lists all pension, retirement, supplemental retirement, stock option, restricted stock, stock purchase, stock ownership, savings, stock appreciation right, profit sharing, employment, incentive compensation, deferred compensation, consulting, bonus, medical, disability, workers' compensation, vacation, group insurance, severance and other material employee benefit, incentive and welfare policies, contracts, plans and arrangements, and all trust or loan agreements or arrangements related thereto, maintained, sponsored or contributed to by CWB or any CWB Subsidiary in respect of any of the present or former directors, officers, or other employees of and/or consultants to CWB or any CWB Subsidiary (collectively, the "CWB Employee Plans").

                  (b) All of the CWB Employee Plans have been maintained and operated materially in accordance with their terms and with the material requirements of all applicable statutes, orders, rules and final regulations, including without limitation ERISA and the Code. All contributions required to be made to the CWB Employee Plans have been made.

                  (c) With respect to each of the CWB Employee Plans which is a pension plan (as defined in Section 3(2) of ERISA) (the "Pension Plans"): (i) each Pension Plan which is intended to be "qualified" within the meaning of Section 401(a) of the Code is so qualified and, to the extent a determination letter has been received from the IRS with respect to any such Pension Plan, such determination letter may still be relied upon, and each related trust is exempt from taxation under Section 501(a) of the Code; (ii) the present value of all benefits vested and all benefits accrued under each Pension Plan which is subject to Title IV of ERISA, valued using the assumptions in the most recent actuarial report, did not, in each case, as of the last applicable annual valuation date, exceed the value of the assets of the Pension Plan allocable to benefits on a plan termination basis; (iii) there has been no "prohibited transaction," as such term is defined in
         Section 4975 of the Code or Section 406 of ERISA, which could subject any Pension Plan or associated trust, or CWB or any CWB Subsidiary, to any material tax or penalty; (iv) no Pension Plan or any trust created thereunder has been terminated, nor have there been any "reportable events" with respect to any Pension Plan, as that term is defined in
         Section 4043 of ERISA since January 1, 1986; and (v) no Pension Plan or any trust created thereunder has incurred any "accumulated funding deficiency," as such term is defined in Section 302 of ERISA (whether or not waived). No Pension Plan is a "multiemployer plan" as that term is defined in Section 3(37) of ERISA. With respect to each Pension Plan that is described in Section 4063(a) of ERISA (a "Multiple Employer Pension Plan"): (i) neither CWB nor any CWB Subsidiary would have any liability or obligation to post a bond under Section 4063 of ERISA if CWB and all CWB Subsidiaries were to withdraw from such Multiple Employer Pension Plan; and (ii) neither CWB nor any CWB Subsidiary would have any liability under Section 4064 of ERISA if such Multiple Employer Pension Plan were to terminate.

                  (d) Neither CWB nor any CWB Subsidiary has any liability for any post-retirement health, medical or similar benefit of any kind whatsoever except as required by statute.

                  (e) Neither CWB nor any CWB Subsidiary has any material liability under ERISA or the Code as a result of its being a member of a group described in Sections 414(b), (c), (m) or (o) of the Code.

                  (f) Neither CWB nor any CWB Subsidiary has any material liability under the continuation of health care provisions of the Consolidated Omnibus Budget Reconciliation Act of 1985 or any comparable state law.

                  (g) Neither the execution nor delivery of this Agreement, nor the consummation of any of the transactions contemplated hereby, will
         (i) result in any material payment (including without limitation severance, unemployment compensation or golden parachute payment) becoming due to any current or former director or employee of CWB or any CWB Subsidiary from any of such entities, (ii) increase any benefit otherwise payable under any of the CWB Employee Plans or (iii) result in the acceleration of the time of payment of any such benefit. No amounts paid or to become payable by CWB, the CWB Subsidiaries or their successors interest to or with respect to any current or former director or employee of CWB or any CWB Subsidiary will fail to be deductible for federal income tax purposes by reason of Section 280G or 162(m) of the Code or otherwise.

         2.18 Conduct to Date. From and after December 31, 1994 through the date of this Agreement, except as set forth on Schedule 2.18: (i) CWB and the CWB Subsidiaries have conducted their respective businesses in the ordinary and usual course consistent with past practices; (ii) neither CWB nor any CWB Subsidiary has issued, sold, granted, conferred or awarded any of its Equity Securities or any corporate debt securities which would be classified under GAAP as long term debt on the Balance Sheet of CWB; (iii) CWB has not effected any stock split or adjusted, combined, reclassified or otherwise changed its capitalization; (iv) CWB has not declared, set aside or paid any dividend or other distribution in respect of its capital stock, or purchased, redeemed, retired, repurchased, or exchanged, or otherwise acquired or disposed of, directly or indirectly, any of its Equity Securities, whether pursuant to the terms of such Equity Securities or otherwise, except for the 825 shares of CWB Common Stock held in CWB's treasury; (v) neither CWB nor any CWB Subsidiary has incurred any material obligation or liability (absolute or contingent), except normal trade or business obligations or liabilities incurred in the ordinary course of business, or subjected to Lien any of its assets or properties other than in the ordinary course of business, (vi) neither CWB nor any CWB Subsidiary has discharged or satisfied any material Lien or paid any material obligation or liability (absolute or contingent), other than in the ordinary course of business; (vii) neither CWB nor any CWB Subsidiary has sold, assigned, transferred, leased, exchanged, or otherwise disposed of any of its properties or assets other than for fair consideration (in the reasonable opinion of management) and in the ordinary course of business; (viii) except as required by law, neither CWB nor any CWB Subsidiary has (A) increased the rate of compensation of, or paid any bonus to, any of its directors, officers, or other employees, except merit or promotion increases applicable to individual employees and annual increases applicable to employees generally, all in accordance with past practice, or (B) entered into any new, or amended or supplemented any existing, employment, management, consulting, compensation, severance, or other similar contract, (C) entered into, terminated, or substantially modified any of the CWB Employee Plans or (D) agreed to do any of the foregoing; (ix) neither CWB nor any CWB Subsidiary has suffered any material damage, destruction, or loss, whether as the result of fire, explosion, earthquake, accident, casualty, labor trouble, requisition, or taking of property by any Regulatory Authority, flood, windstorm, embargo, riot, act of God or the enemy, or other casualty or event, and whether or not covered by insurance; (x) other than in the ordinary course of business consistent with past practice, neither CWB nor any CWB Subsidiary has canceled or compromised any debt; (xi) neither CWB nor any CWB Subsidiary has entered into any material transaction, contract or commitment outside the ordinary course of its business and (xii) neither CWB nor any CWB Subsidiary has made or guaranteed any loan to any of the CWB Employee Plans.

         2.19 Registration Statement; Regulatory Filings. None of the information regarding CWB or any CWB Subsidiary supplied or to be supplied by CWB for inclusion or included in (i) the registration statement to be filed with the Securities and Exchange Commission ("SEC") by First Midwest for the purpose of registering the shares of First Midwest Common Stock to be exchanged for shares of CWB Common Stock pursuant to the provisions of the Shareholder Agreement (the "Registration Statement") or (ii) any other documents to be filed with any Regulatory Authority in connection with the transactions contemplated hereby will, at the respective times such documents are filed with any Regulatory Authority and, in the case of the Registration Statement, when provided, and as of the Effective Time, be false or misleading with respect to any material fact, or omit to state any material fact necessary in order to make the statements therein not misleading. All documents which CWB or any CWB Subsidiary is responsible for filing with any Regulatory Authority in connection with the Merger will comply as to form in all material respects with the provisions of applicable law.

         2.20 Registration Obligations. Neither CWB nor any CWB Subsidiary is under any obligation, contingent or otherwise, to register any of its securities under the Securities Act or other federal or state securities laws or regulations.

         2.21 Takeover Provisions Not Applicable. This Agreement and the Merger are not otherwise subject to any anti-takeover protection applicable to CWB or any CWB Subsidiary. CWB and the CWB Subsidiaries are not subject to any agreement, arrangement or legal requirement restricting the ownership or acquisition of their securities or imposing any "fair price" or supermajority director or shareholder vote requirements.

         2.22  Regulatory,  Tax and  Accounting  Matters.  CWB has not  taken or agreed to take any action, nor does it have knowledge of any fact or circumstance, that would (i) materially impede or delay the consummation of the transactions contemplated by this Agreement or the ability of the parties to obtain any approval of any Regulatory Authority required for the transactions contemplated by this Agreement or to perform their covenants and agreements under this Agreement or (ii) prevent the Merger from qualifying as a reorganization within the meaning of Section 368(a)(1)(A) of the Code.

         2.23 Brokers and Finders. Neither CWB nor any CWB Subsidiary nor any of their respective officers, directors or employees has employed any broker or finder or incurred any liability for any financial advisory fees, brokerage fees, commissions or finder's fees in connection with this Agreement or the transactions contemplated hereby.

         2.24 Accuracy of Information. The statements of CWB contained in this Agreement, the Schedules hereto and any other written document executed and delivered by or on behalf of CWB pursuant to the terms of this Agreement are true and correct in all material respects.

         2.25 Community Reinvestment Act Compliance. Security State Bank is in material compliance with the applicable provisions of the CRA and the regulations promulgated thereunder, and, as of the date hereof, Security State Bank has a CRA rating of satisfactory or better from the FDIC. To the Best Knowledge of CWB, there is no fact or circumstance or set of facts or circumstances which would cause the CRA rating of Security State Bank to fall below satisfactory.

         2.26 Governmental Approvals and Other Conditions. To the Best Knowledge of CWB, there is no reason relating specifically to CWB or any of the CWB Subsidiaries why (a) the approvals that are required to be obtained from
Regulatory Authorities having approval authority in connection with the transactions contemplated hereby should not be granted, (b) such regulatory approvals should be subject to a condition which would be unduly burdensome to First Midwest or any of its Subsidiaries or would differ from conditions customarily imposed by such Regulatory Authorities in orders approving acquisitions of the type contemplated hereby or (c) any of the conditions precedent as specified in Article VI hereof to the obligations of any of the parties hereto to consummate the transactions contemplated hereby are unlikely to be fulfilled within the applicable time period or periods required for satisfaction of such condition or conditions.

         2.27 Shareholder Agreement. Each shareholder of CWB has executed and delivered the Shareholder Agreement.

                                   ARTICLE III

           REPRESENTATIONS, WARRANTIES AND COVENANTS OF FIRST MIDWEST

         First Midwest represents and warrants to and covenants with CWB as follows:

         3.1 Organization and Authority. First Midwest and each of its Subsidiaries (each a "First Midwest Subsidiary" and collectively the "First Midwest Subsidiaries") is a corporation, savings bank or other entity duly organized, validly existing and in good standing under the laws of its jurisdiction of organization, is duly qualified to do business and is in good standing in all jurisdictions where its ownership or leasing of property or the conduct of its business requires it to be so qualified, except where the failure to be so qualified would not have a material adverse effect on the Condition of First Midwest and the First Midwest Subsidiaries, taken as a whole, and has the corporate power and authority to own its properties and assets and to carry on its business as it is now being conducted. First Midwest is registered as a savings and loan holding company with the OTS. True and complete copies of the Certificate of Incorporation and bylaws of First Midwest, as in effect on the date of this Agreement, are set forth in Schedule 3.1.

         3.2 Capitalization of First Midwest. The authorized capital stock of First Midwest consists of (i) 5,200,000 shares of First Midwest Common Stock, of which, as of March 31, 1996, 1,789,535 shares were issued and outstanding and

(ii) 800,000 shares of preferred stock, issuable in series, of which none were issued or outstanding on such date. As of March 31, 1996, First Midwest had reserved 166,644 shares of First Midwest Common Stock for issuance upon the exercise of options under the First Midwest stock option and incentive plans. First Midwest and its Subsidiaries continually evaluate possible business combinations and may prior to the Effective Time enter into one or more agreements providing for, and may consummate, business combinations with other bank or savings and loan holding companies or other companies (or acquisitions of the assets thereof) for consideration that may include Equity Securities. In addition, prior to the Effective Time, First Midwest and its Subsidiaries may, depending on market conditions and other factors, otherwise determine to issue equity, equity-linked or other securities for financing purposes. Notwithstanding the foregoing, First Midwest will not take any action and does not have knowledge of any fact or circumstance, that would (i) materially impede or delay the consummation of the transactions contemplated by this Agreement or the ability of First Midwest or CWB to obtain any approval of any Regulatory Authority required for the transactions contemplated by this Agreement or to perform its covenants and agreements under this Agreement or (ii) prevent the Merger from qualifying as a reorganization within the meaning of Section 368(a)(1)(A) of the Code. Except as set forth above, there are no other Equity Securities of First Midwest outstanding on March 31, 1996. All of the issued and outstanding shares of First Midwest Common Stock are validly issued, fully paid, and nonassessable, and have not been issued in violation of any preemptive right of any shareholder of First Midwest. The First Midwest Common Stock to be issued in the Merger will, upon issuance in accordance with Article I hereof, be duly authorized, validly issued, fully paid and non-assessable, and will not be issued in violation of any preemptive right of any shareholder of First Midwest.

         3.3      Authorization.

                  (a) First Midwest has the corporate power and authority to enter into this Agreement and to carry out its obligations hereunder. The execution, delivery and performance of this Agreement by First Midwest and the consummation by First Midwest of the transactions contemplated hereby have been duly authorized by all requisite corporate action of First Midwest. Subject to the receipt of such approvals of the Regulatory Authorities as may be required by statute or regulation, this Agreement is a valid and binding obligation of First Midwest enforceable against it in accordance with its terms, subject as to enforcement to bankruptcy, insolvency and other similar laws of general applicability affecting creditors' rights and to general equity principles.

                  (b) Neither the execution, delivery or performance by First Midwest of this Agreement, nor the consummation by First Midwest of the transactions contemplated hereby, nor compliance by First Midwest with any of the provisions hereof, will (i) violate or conflict with any term, condition or provision of the certificate of incorporation, charter or bylaws of First Midwest or any First Midwest Subsidiary,
         (ii) violate, conflict with or result in a breach of any provisions of, or constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) under, or result in the termination of, or accelerate the performance required by, or result in a right of termination or acceleration of, or result in the creation of any Lien upon any of the material properties or assets of First Midwest or any First Midwest Subsidiary under any of the terms, conditions or provisions of, any material note, bond, mortgage, indenture, deed of trust, license, lease, agreement or other material instrument or obligation to which First Midwest or any First Midwest Subsidiary is a party or by which it may be bound, or to which First Midwest or any First Midwest Subsidiary or any of their material property or assets may be subject, or (ii) subject to compliance with the statutes and regulations referred to in subsection (c) of this Section 3.3, to the best knowledge of the senior officers and directors of First Midwest (the "Best Knowledge of First Midwest"), violate any judgment, ruling, order, writ, injunction, decree, statute, rule or regulation applicable to First Midwest or any of the First Midwest Subsidiaries or any of their respective material properties or assets.

                  (c) Other than in connection with or in compliance with the provisions of the DGCL, the Iowa Act, the Iowa Banking Act, consents, reviews, authorizations, approvals or exemptions required under the BHCA, the FDIA, the Home Owners' Loan Act and regulations under such statutes, or any required approvals of any Regulatory Authority, no notice to, filing with, exemption or review by, or authorization, consent or approval of, any public body or authority or third party is necessary on the part of First Midwest for the consummation by it of the transactions contemplated by this Agreement.

         3.4 First Midwest Statements. The consolidated balance sheets of First Midwest and the First Midwest Subsidiaries as of September 30, 1995 and 1994 and related consolidated statements of income, cash flows and changes in shareholders' equity for each of the three years in the three-year period ended September 30, 1995, together with the notes thereto, audited by Deloitte & Touche LLP and included in First Midwest's Annual Report on Form 10-K for the year ended September 30, 1995 as filed with the SEC (collectively, the "First Midwest Statements"), have been prepared in accordance with GAAP, present fairly the consolidated financial position of First Midwest and the First Midwest Subsidiaries at such dates, and the consolidated results of operations, cash flows and changes in shareholders' equity of First Midwest and the First Midwest Subsidiaries for the periods stated therein and are derived from the books and records of First Midwest and the First Midwest Subsidiaries, which are complete and accurate in all material respects and have been maintained in accordance with good business practices. Neither First Midwest nor any of the First Midwest Subsidiaries has any material contingent liabilities that are not described in the First Midwest Statements.

         3.5 First Midwest Reports. Since December 31, 1993, each of First Midwest and the First Midwest Subsidiaries has filed all material reports, registrations and statements, together with any required material amendments thereto, that it was required to file with any Regulatory Authority. All such reports and statements filed with any such Regulatory Authority are collectively referred to herein as the "First Midwest Reports." As of its respective date, each First Midwest Report complied in all material respects with all of the applicable rules and regulations promulgated by the applicable Regulatory Authority and, in the case of First Midwest Reports filed pursuant to the Securities Act or the Exchange Act, did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

         3.6 Material Adverse Change. Since September 30, 1995, there has been no material adverse change in the Condition of First Midwest and the First Midwest Subsidiaries, taken as a whole, except as may have resulted or may result from changes to laws and regulations, GAAP or regulatory accounting principles or changes in economic conditions applicable to depository institutions generally.

         3.7 Applications. None of the information regarding First Midwest or any of the First Midwest Subsidiaries included in any documents to be filed with any Regulatory Authority in connection with the transactions contemplated hereby will, at the respective times when such documents are filed with any Regulatory Authority be false or misleading with respect to any material fact, or omit to state any material fact necessary in order to make the statements therein not misleading. All documents which First Midwest or any of the First Midwest
Subsidiaries is responsible for filing with any Regulatory Authority in connection with the Merger will comply as to form in all material respects with the provisions of applicable law.

         3.8 Brokers and Finders. Neither First Midwest nor any of the First Midwest Subsidiaries nor any of their respective officers, directors or employees has employed any broker or finder or incurred any liability for any financial advisory fees, brokerage fees, commissions or finder's fees, and no broker or finder has acted directly or indirectly for First Midwest or any of the First Midwest Subsidiaries, in connection with this Agreement or the transactions contemplated hereby.

         3.9 Accuracy of Information. The statements of First Midwest contained in this Agreement, the Schedules hereto and in any other written document executed and delivered by or on behalf of First Midwest pursuant to the terms of this Agreement are true and correct in all material respects.

         3.10 Community Reinvestment Act Compliance. First Federal, a First Midwest Subsidiary, is in material compliance with the applicable provisions of the CRA and the regulations promulgated thereunder and currently has a CRA rating of satisfactory or better from the OTS. To the Best Knowledge of First Midwest, there is no fact or circumstance or set of facts or circumstances which would cause the CRA rating of First Federal to fall below satisfactory.

         3.11 Litigation and Other Proceedings. Except as to matters set forth in the First Midwest Financial Statements, there is no claim, action, suit, investigation or proceeding, pending or, to the Best Knowledge of First Midwest, threatened against First Midwest or any First Midwest Subsidiary, nor are they subject to any order, judgment or decree, except for matters which, in the aggregate, will not have, or reasonably could not be expected to have, a material adverse effect on the Condition of First Midwest and the First Midwest Subsidiaries, taken as whole, but not excepting any actions, suits or proceedings which purport or seek to enjoin or restrain the transactions contemplated by this Agreement. Without limiting the generality of the foregoing, except as to matters set forth in the First Midwest Reports, there are no actions, suits, or proceedings pending or, to the Best Knowledge of First Midwest, threatened against First Midwest or any First Midwest Subsidiary or any of their respective officers or directors by any shareholder of First Midwest or any First Midwest Subsidiary (or by any former shareholder of First Midwest or any First Midwest Subsidiary relating to or arising out of such person's status as a shareholder or former shareholder) or involving claims under the Securities Act, the Exchange Act, the CRA or the fair lending laws. Except with respect to matters which reasonably could not be expected to have a material adverse effect on the Condition of First Midwest and the First Midwest Subsidiaries, taken as a whole, since September 30, 1995, neither First Midwest nor any First Midwest Subsidiary has received any notification or communication which has not been resolved from any Regulatory Authority (i) asserting that First Midwest or any First Midwest Subsidiary is not in substantial compliance with any of the statutes, regulations or ordinances that such Regulatory Authority enforces,
(ii) threatening to revoke any license, franchise, permit or governmental authorization, including without limitation the status of First Federal as an insured depository institution under the FDIA or (iii) requiring or threatening to require First Midwest or any of the First Midwest Subsidiaries, or indicating that First Midwest or any of the First Midwest Subsidiaries may be required, to enter into a cease and desist order, agreement or memorandum of understanding or any other agreement restricting or limiting or purporting to direct, restrict or limit in any manner the operations of First Midwest or any of the First Midwest Subsidiaries, including without limitation any restriction on the payment of dividends, and no such cease and desist order, agreement or memorandum or understanding or other agreement is currently in effect.

         3.12 Compliance with Laws. First Midwest and each of the First Midwest Subsidiaries have all material permits, licenses, authorizations, orders and approvals of, and have made all material filings, applications and registrations with, all Regulatory Authorities that are required in order to permit them to own or lease their properties and assets and to carry on their business as presently conducted, except where the failure to have all such permits, licenses, authorizations, orders and approvals or to have made all such filings would not have a material adverse effect on the Condition of First Midwest and the First Midwest Subsidiaries, taken as a whole; all such permits, licenses, authorizations, orders and approvals are in full force and effect and, to the Best Knowledge of First Midwest, no suspension or cancellation of any of them is threatened and all such filings, applications and registrations are current.

         3.13 Governmental Approvals and Other Conditions. To the Best Knowledge of First Midwest, there is no reason relating specifically to First Midwest or any of the First Midwest Subsidiaries why (a) the approvals that are required to be obtained from Regulatory Authorities having approval authority in connection with the transactions contemplated hereby should not be granted, (b) such regulatory approvals should be subject to a condition which would be unduly burdensome to First Midwest or any First Midwest Subsidiary or would differ from conditions customarily imposed by such Regulatory Authorities in orders approving acquisitions of the type contemplated hereby or (c) any of the conditions precedent as specified in Article VI hereof to the obligations of any of the parties hereto to consummate the transactions contemplated hereby are unlikely to be fulfilled within the applicable time period or periods required for satisfaction of such condition or conditions.

                                   ARTICLE IV

                CONDUCT OF BUSINESSES PRIOR TO THE EFFECTIVE TIME

         4.1 Conduct of Businesses Prior to the Effective Time. During the period from the date of this Agreement to the Effective Time, CWB shall, and it shall cause each of the CWB Subsidiaries to, conduct its business only in the ordinary and usual course consistent with past practices and shall, and shall cause each such Subsidiary to, use its best efforts to maintain and preserve its business organization, employees and advantageous business relationships and retain the services of its officers and key employees.

         4.2 Forbearances. Except as expressly provided herein, during the period from the date of this Agreement to the Effective Time, without the prior written consent of First Midwest, CWB shall not and shall not permit any of the CWB Subsidiaries to:

                  (a) declare, set aside or pay any dividends or other distributions, directly or indirectly, in respect of its capital stock, except for any dividends to enable CWB to pay expenses relating to this Agreement and the transactions contemplated hereby;

                  (b) enter into or amend any  employment,  severance or similar agreement or arrangement with any director or officer or employee, or modify any of the CWB Employee Plans or security acquisition loans relating thereto (or prepay in whole or in part any such loans) or grant any salary or wage increase or materially increase any employee benefit (including incentive or bonus payments), except normal individual bonuses and increases in compensation to employees, in each case and in the aggregate consistent with past practice or to the extent required by law;

                  (c) negotiate, authorize, recommend, propose or announce an intention to authorize, so recommend or propose, or enter into any discussion or an agreement in principle with respect to, any merger, consolidation or business combination (other than the Merger), any acquisition of a material amount of assets or securities, any disposition of a material amount of assets or securities or any release or relinquishment of any material contract rights;

                  (d) except as may be required to facilitate  the  consummation
         of  the  transactions   contemplated  herein,   propose  or  adopt  any
         amendments to its articles of incorporation or bylaws;

                  (e) issue, sell, grant, confer or award any of its Equity Securities or effect any stock split or adjust, combine, reclassify or otherwise change its capitalization as it exists on the date of this Agreement;

                  (f) purchase, redeem, retire, repurchase, or exchange, or otherwise acquire or dispose of, directly or indirectly, any of its Equity Securities, whether pursuant to the terms of such Equity Securities or otherwise;

                  (g) (i) change its underwriting policies relating to lending activities, (ii) change its deposit-taking policies, (iii) create any new lending or deposit products, or (iv) engage in a new line of business;

                  (h) take any action that would (A) materially impede or delay the consummation of the transactions contemplated by this Agreement or the ability of First Midwest or CWB to obtain any approval of any Regulatory Authority required for the transactions contemplated by this Agreement or to perform its covenants and agreements under this Agreement or (B) prevent the Merger from qualifying as a reorganization within the meaning of Section 368(a)(1)(A) of the Code;

                  (i) other than in the ordinary course of business consistent with past practice, incur any indebtedness for borrowed money, assume, guarantee, endorse or otherwise as an accommodation become responsible or liable for the obligations of any other individual, corporation or other entity; or

                  (j) agree in writing or otherwise to take any of the foregoing actions or engage in any activity, enter into any transaction or take or omit to take any other act which would make any of the representations and warranties in Article II of this Agreement untrue or incorrect in any material respect if made anew after engaging in such activity, entering into such transaction, or taking or omitting such other act.

                                    ARTICLE V

                              ADDITIONAL AGREEMENTS

         5.1 Access and Information. First Midwest and the First Midwest Subsidiaries, on the one hand, and CWB and the CWB Subsidiaries, on the other hand, shall each afford to each other, and to the other's accountants, counsel and other representatives, reasonable access during normal business hours, during the period prior to the Effective Time, to all their respective properties, books, contracts, commitments and records and, during such period, each shall furnish promptly to the other all information concerning its business, properties and personnel as such other party may reasonably request. Except as may be required by law, each party hereto shall, and shall cause its advisors and representatives to, (A) hold confidential all information obtained in connection with any transaction contemplated hereby with respect to the other party which is not otherwise public knowledge, (B) return all documents (including copies thereof) obtained hereunder from the other party to such other party and (C) use its best efforts to cause all information obtained pursuant to this Agreement or in connection with the negotiation of this Agreement to be treated as confidential and not use, or knowingly permit others to use, any such information unless such information becomes generally available to the public.

         5.2 Regulatory Matters. CWB and First Midwest shall cooperate and use their respective best efforts to promptly prepare all documentation, to effect all filings and to obtain all permits, consents, approvals and authorizations of Regulatory Authorities necessary to consummate the transactions contemplated by this Agreement and, as and if directed by First Midwest, to consummate such other mergers, consolidations or asset transfers or other transactions by and among the First Midwest Subsidiaries and the CWB Subsidiaries concurrently with or following the Effective Time, provided that such actions do not materially impede or delay the consummation of the transactions contemplated by this Agreement.

         5.3 Current Information. During the period from the date of this Agreement to the Effective Time, each party shall promptly furnish the other with copies of all monthly and other interim financial statements as the same become available and shall cause one or more of its designated representatives to confer on a regular and frequent basis with representatives of the other party. Each party shall promptly notify the other party of any material change in its business or operations, of any fact, omission or condition which makes untrue or misleading or shows to have been untrue or misleading the information supplied by it for inclusion in the Registration Statement and of any governmental complaints, investigations or hearings (or communications indicating that the same may be contemplated), or the institution or the threat of material litigation involving such party or any of its Subsidiaries and shall keep the other party fully informed of such events.

         5.4 Agreements of Affiliates. In the event that prior to the Effective Time, any person or persons who have not executed the Shareholder Agreement becomes an "affiliate" of CWB for purposes of Rule 145 of the Securities Act, CWB shall promptly identify such person to First Midwest and shall use its best efforts to cause each additional person who is identified as an "affiliate" to execute a written agreement as soon as practicable, in form and substance reasonably satisfactory to First Midwest, providing that from the date of such agreement each such person will agree not to sell, pledge, transfer or otherwise dispose of any shares of stock of CWB held by such person or any shares of First Midwest Common Stock to be received by such person in the Merger except in compliance with the applicable provisions of the Securities Act and other applicable laws and regulations

         5.5 Expenses. Each party hereto shall bear its own expenses incident to preparing, entering into and carrying out this Agreement and to consummating the Merger, except that if this Agreement is terminated pursuant to Section 7.1(b)(ii), then First Midwest shall pay to CWB in cash the aggregate amount of its documented expenses for legal and accounting services provided by third parties in connection with this Agreement and the transactions contemplated hereby, provided that such amount shall not exceed $50,000.00.

         5.6 Miscellaneous Agreements and Consents. Subject to the terms and conditions herein provided, each of the parties hereto agrees to use its respective best efforts to take, or cause to be taken, all actions, and to do, or cause to be done, all things necessary, proper or advisable under applicable laws and regulations to consummate and make effective the transactions contemplated by this Agreement as expeditiously as possible, including without limitation using its respective best efforts to lift or rescind any injunction or restraining order adversely affecting the ability of the parties to consummate the transactions contemplated hereby. Each party shall, and shall cause each of its respective Subsidiaries to, use its best efforts to obtain consents of Regulatory Authorities necessary or, in the reasonable opinion of First Midwest, desirable for the consummation of the transactions contemplated by this Agreement.

         5.7 Press Releases. The initial press release concerning this Agreement shall be as previously agreed upon by First Midwest and CWB. Except as CWB deems necessary to comply with applicable law after consultation with its counsel, CWB shall not issue any press release or written statement for general public circulation relating to this Agreement or any transactions contemplated hereby without the prior written consent of First Midwest, which consent shall not be unreasonably withheld or delayed.

         5.8 Takeover Provisions. CWB has taken or will take all steps necessary to render the transactions contemplated by this Agreement permissible under any applicable Iowa takeover or similar law and under any takeover or similar provision in the organizational documents or bylaws of CWB or any CWB Subsidiary restricting the ownership, acquisition or voting of securities or imposing any "fair price" or supermajority director or shareholder vote requirements.

         5.9 Third Parties.  CWB and each CWB Subsidiary,  as applicable,  shall
(i) immediately terminate all negotiations or discussions with parties other than First Midwest concerning any transaction by which CWB or any of the CWB Subsidiaries would be acquired by or merged into any other person or any portion of their assets or liabilities would be purchased or assumed by any person other than First Midwest except in the ordinary course of business and consistent with
Article IV hereof and (ii) enforce the terms of all confidentiality agreements with such other parties.

         5.10 Assistance of Third Parties. CWB and its Subsidiaries shall cooperate with, and use all reasonable efforts to assist, First Midwest in (i) gaining access to all of CWB's and CWB Subsidiaries' third-party vendors, and the landlords of each property leased by them, promptly after the date of this Agreement, and (ii) obtaining the cooperation of such third-parties in a smooth transition in accordance with First Midwest's timetable at or after the Effective Time. CWB and the CWB Subsidiaries shall also, at First Midwest's reasonable request, give notice of termination of third-party contracts to be effective at or after the Effective Time, and take such reasonable additional action as may be necessary or reasonably appropriate to ensure that such contracts are terminated at the date requested.

         5.11 Insurance Policy Claims. CWB shall inform First Midwest no later than the Effective Time of any material unfiled, insurance claims of CWB or any CWB Subsidiary which it has knowledge and for which it believes coverage exists.

         5.12 Updated Schedules. If, subsequent to the date of this Agreement and prior to the Effective Time, any events occur which renders untrue any representation or warranty of CWB or First Midwest made at the date of this Agreement or renders incomplete or inaccurate any Schedule or Schedules delivered upon execution of this Agreement or Updated Schedules (as defined below) delivered later (a "Trigger Event"), CWB or First Midwest, as the case may be, shall promptly deliver to the other a supplemental writing (an "Updated Schedule") which shall contain a detailed description of any and all such matters. An Updated Schedule shall be delivered by within four business days after CWB or First Midwest learns of the Trigger Event but in no event later than before the Closing. The submission of an Updated Schedule and the matters therein contained shall not constitute a default or breach by CWB or First Midwest of any of its respective representations and warranties under this Agreement, provided that this Section 5.12 is not intended to permit CWB or First Midwest to alter or amend its representations and warranties as made herein (including the Schedules) as of the date of this Agreement, and any Updated Schedule shall not cure the inaccuracy thereof as of the date of this Agreement for any purpose under this Agreement.

                                   ARTICLE VI

                                   CONDITIONS

         6.1 Conditions to Each Party's Obligation to Effect the Merger. The respective obligations of each party to effect the Merger shall be subject to the fulfillment or waiver at or prior to the Effective Time of the following conditions:

                  (a)  All  requisite   approvals  of  this  Agreement  and  the
         transactions contemplated hereby shall have been received from the Regulatory Authorities having approval authority with respect to the Merger and all applicable waiting periods shall have expired.

                  (b) Neither First Midwest nor CWB shall be subject to any order, decree or injunction of a court or agency of competent jurisdiction which enjoins or prohibits the consummation of the Merger.

                  (c) A tax opinion addressed to both First Midwest and CWB by counsel to First Midwest shall have been obtained with respect to the Merger, based on customary reliance and subject to customary qualifications, to the effect that for federal income tax purposes, the Merger will qualify as a "reorganization" under Section 368(a)(i)(A) of the Code.

         6.2 Conditions to Obligations of CWB to Effect the Merger. The obligations of CWB to effect the Merger shall be subject to the fulfillment or waiver at or prior to the Effective Time of the following additional conditions:

                  (a) Representations and Warranties. The representations and warranties of First Midwest set forth in Article III of this Agreement shall be true and correct as of the date of this Agreement and in all material respects as of the Effective Time (as though made on and as of the Effective Time), except (i) to the extent such representations and warranties are by their express provisions made as of a specified date and (ii) for the effect of transactions contemplated by this

         Agreement), and CWB shall have received a certificate of the president and chief executive officer of First Midwest to that effect, dated the Closing Date.

                  (b) Performance of Obligations. First Midwest shall have performed in all material respects all obligations required to be performed by it under this Agreement prior to the Effective Time, and CWB shall have received a certificate of the president and chief executive officer of First Midwest to that effect, dated the Closing Date.

                  (c) Opinion of Counsel. CWB shall have received an opinion of Silver, Freedman & Taff, L.L.P., counsel to First Midwest, dated the Closing Date, substantially in the form attached as Exhibit C, provided that, in the event that First Midwest exercises its right under Section
         1.6 of this Agreement, the form and substance of such form of legal opinion shall be appropriately modified, subject to the reasonable satisfaction of CWB's counsel as listed in Section 8.2 of this Agreement.

         6.3 Conditions to Obligations of First Midwest to Effect the Merger. The obligations of First Midwest to effect the Merger shall be subject to the fulfillment or waiver at or prior to the Effective Time of the following additional conditions:

                  (a) Representations and Warranties. The representations and warranties of CWB set forth in Article II of this Agreement shall be true and correct as of the date of this Agreement and, except as updated pursuant to Section 5.1, as of the Effective Time (as though made on and as of the Effective Time, except (i) to the extent such representations and warranties are by their express provisions made as of a specific date and (ii) for the effect of transactions contemplated by this Agreement, and First Midwest shall have received a certificate of the president and chief executive officer of CWB to that effect, dated the Closing Date.

                  (b) Performance of Obligations. CWB shall have performed in all material respects all obligations required to be performed by it under this Agreement prior to the Effective Time, and First Midwest shall have received a certificate of the president and chief executive officer of CWB to that effect, dated the Closing Date.

                  (c) Opinion of Counsel. First Midwest shall have received an opinion from Davis, Brown, Koehn, Shors & Roberts, P.C., counsel to CWB, dated the Closing Date, substantially in the form attached as Exhibit D, provided that in the event that First Midwest exercises its right to restructure the Merger pursuant to Section 1.6 of this Agreement, such form of legal opinion shall be appropriately modified, subject to the reasonable satisfaction of First Midwest's counsel.

                  (d) Waivers; Shareholder Agreement. To the extent that this Agreement and the CWB Shareholders' approval of this Agreement and the Merger (i) would give rise to rights of CWB under Section 3.14 of its by-laws, CWB shall have waived its rights thereunder, and (ii) would give rise to rights under that certain agreement entitled "SHAREHOLDER AGREEMENT CENTRAL WEST BANCORPORATION," dated January 19, 1993, all parties to such agreement shall have waived their rights thereunder. The shareholders of CWB shall have executed the Shareholder Agreement and delivered an executed original of such Agreement to First Midwest as of the date hereof, together with evidence, reasonably satisfactory to First Midwest, of the authority of each person who executes such Agreement on behalf of a shareholder of CWB which is not a natural person (a "Corporate Shareholder") to execute such document on behalf of such Corporate Shareholder. First Midwest shall have received copies of the resolutions of the board of directors of CWB and of the Shareholders of CWB approving this Agreement and the Merger, with a certification, dated the Closing Date, signed by the Secretary of CWB and stating that such resolutions have not been modified or rescinded since they were adopted.

                  (e) No Unduly Burdensome Condition or Commercial Banking Power Restriction. No regulatory approval obtained in connection with the transactions contemplated herein shall (i) contain a condition which First Midwest reasonably determines is unduly burdensome to First Midwest or any First Midwest Subsidiary (including Security State Bank) or (ii) limit or restrict the powers of Security State Bank.

                  (f) Agreements of Affiliates. If CWB has identified any additional "affiliates" pursuant to Section 5.4 of this Agreement, First Midwest shall have received from such persons the written affiliates' agreements described in Section 5.4.

                  (g) Significant Restriction on Activities. The consummation of the Merger will not result in any significant restriction on the activities of, or significant limitation upon the conduct of business by, any existing First Midwest Subsidiary, other than a significant restriction or limitation that can be cured by having another First Midwest Subsidiary perform such activity or conduct such business in the manner theretofore performed or conducted.

                  (h) Capital of Security State Bank. At the Closing Date, (i) the capital, surplus and undivided profits of Security State Bank, when reduced by the aggregate amount of net after-tax earnings to be distributed to shareholders of CWB pursuant to Section 1.3 hereof, shall be at least $2,400,000.00, and (ii) on a pro forma basis after such distribution of such aggregate net after-tax earnings, Security State Bank shall be "well capitalized" as defined in 12 C.F.R. ss. 325.103(b)(1).

                  (i) No Dissenters. No holder of CWB Common Stock shall be a Dissenter as defined in Iowa Code ss. 490.1301.3.

                                   ARTICLE VII

                        TERMINATION, AMENDMENT AND WAIVER

         7.1 Termination. This Agreement may be terminated at any time prior to the Effective Time, whether before or after any requisite shareholder approval:

                  (a) by mutual consent of the Boards of Directors of First Midwest and CWB;

                  (b) by the Board of Directors of First Midwest or the Board of Directors of CWB (i) at any time after March 31, 1997, if the Merger shall not theretofore have been consummated (provided that the terminating party is not then in material breach of any representation, warranty, covenant or other agreement contained herein) or (ii) if any Regulatory Authority denies approval of the Merger.

                  (c) by the Board of Directors of First Midwest in the event of a material breach by CWB of any representation, warranty, covenant or other agreement contained in this Agreement, which breach is not cured within 30 days after written notice thereof to CWB by First Midwest.

                  (d) by the Board of Directors of CWB in the event of a material breach by First Midwest of any representation, warranty, covenant or other agreement contained in this Agreement, which breach is not cured within 30 days after written notice thereof is given to First Midwest by CWB;

         7.2 Effect of Termination. In the event of termination of this Agreement as provided in Sections 7.1(a) or 7.1(b) hereof, this Agreement shall forthwith become void and there shall be no liability under this Agreement on the part of First Midwest or CWB or their respective officers or directors except as set forth in the second sentence of Section 5.1 and in Section 5.5. In the event of a termination of this Agreement pursuant to Section 7.1(c) or 7.1(d), based upon a material breach by a party, the non-breaching party shall be entitled to such relief and remedies against the breaching party as are available at law or in equity, including but not limited to, specific performance, it being agreed by the parties that the remedies of a party for a material breach by the other party are inadequate at law.

         7.3 Amendment. This Agreement and the Schedules hereto may be amended by the parties hereto, by action taken by or on behalf of their respective Boards of Directors, at any time before or after approval of this Agreement by the shareholders of CWB; provided, however, that, after approval by the shareholders of CWB, no such modification shall (i) alter or change the amount or kind of consideration to be received by holders of CWB Common Stock as provided in this Agreement or
(ii) adversely affect the tax treatment to CWB shareholders of the Merger Consideration, without securing the approval of the CWB shareholders by the vote required under the Iowa Act. First Midwest may make, and CWB's Board of Directors shall approve and its duly authorized representative shall execute, such amendments as are permitted by Section 1.6 hereof. This Agreement may not be amended except by an instrument in writing signed on behalf of each of First Midwest and CWB.

         7.4 Severability. Any term, provision, covenant or restriction contained in this Agreement held by a court or a Regulatory Authority of competent jurisdiction to be invalid, void or unenforceable, shall be ineffective to the extent of such invalidity, voidness or unenforceability, but neither the remaining terms, provisions, covenants or restrictions contained in this Agreement nor the validity or enforceability thereof in any other jurisdictions shall be affected or impaired thereby. Any term, provision, covenant or restriction contained in this Agreement that is so found to be so broad as to be unenforceable shall be interpreted to be as broad as is enforceable.

         7.5 Waiver. Any term, condition or provision of this Agreement may be waived in writing at any time by the Board of Directors of the party which is, or whose shareholders are, entitled to the benefits thereof.

                                  ARTICLE VIII

                               GENERAL PROVISIONS

         8.1 Non-Survival of Representations, Warranties and Agreements. No investigation by the parties hereto made heretofore or hereafter shall affect the representations and warranties of the parties which are contained herein and each such representation and warranty shall survive such investigation. All representations, warranties, covenants and agreements in this Agreement of the parties or in any instrument delivered by a party pursuant to or in connection with this Agreement shall not survive at the Effective Time or the termination of this Agreement in accordance with its terms, except (i) in the case of consummation of the Merger, the obligations of First Midwest which are specifically contemplated to be performed after the Effective Time shall survive, (ii) in the case of the termination of this Agreement, the agreements contained in or referred to in the second sentence of Section 5.1 and in Sections 5.5 and 7.2 shall survive such termination, and (iii) representations and warranties contained in the Shareholder Agreement shall survive the Merger.

         8.2 Notices. All notices and other communications hereunder shall be in writing and shall be deemed to be duly received (i) on the date given if delivered personally or (ii) upon confirmation of receipt if by facsimile transmission or (iii) on the date received if mailed by registered or certified mail (return receipt requested), in each case to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):

         (i)      if to First Midwest:

                           First Midwest Financial, Inc.
                           Fifth at Erie
                           Storm Lake, Iowa 50588
                           Attention:       James S. Haahr, Chairman
                                            of the Board, President and Chief
                                             Executive Officer

                  Copies to:

                           Steven P. Myers
                           Vice Chairman of the Board and Senior Vice President First Midwest Financial, Inc.
                           Fifth at Erie
                           Storm Lake, Iowa 50588

                           and

                           Jeffrey M. Werthan, P.C.
                           Silver, Freedman & Taff, L.L.P.
                           1100 New York Avenue, N.W.
                           Washington, D.C.  20005

         (ii)     if to CWB:

                           Central West Bancorporation
                           615 Division Street
                           Stuart, Iowa  50250

                           Attention:       William M. Wilson
                                            Chairman of the Board

                  Copy to:

                           Robert A. Gamble, Esq.
                           Davis, Brown, Koehn, Shors & Roberts, P.C.
                           666 Walnut Street, Suite 2500
                           Des Moines, Iowa  50309

         8.3 Miscellaneous. This Agreement (including the Schedules referred to herein) (i) constitutes the entire agreement and supersedes all other prior agreements and understandings, both written and oral, among the parties, or any of them, with respect to the subject matter hereof, including any confidentiality agreement between the parties hereto, (ii) except as expressly provided herein, is not intended to confer upon any person not a party hereto any rights or remedies hereunder, (iii) shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and assigns and (iv) shall be governed in all respects by the laws of the State of Iowa, except as otherwise specifically provided herein or required by federal law or regulation. The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. This Agreement may be executed in counterparts which together shall constitute a single agreement.

         First Midwest and CWB have caused this Agreement to be duly executed by their authorized representatives on the date first above written.

CENTRAL WEST BANCORPORATION


By:
        William M. Wilson,
        Chairman of the Board

        ATTESTED:




By:
        Claude F. Havick
        Secretary:



FIRST MIDWEST FINANCIAL, INC.

By:
        James S. Haahr, Chairman of the Board,
        President and Chief Executive Officer

        ATTESTED:



By:
        Steven P. Myers
        Vice Chairman of the Board
        and Senior Vice President